Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX REPORTS RECORD FIRST QUARTER 2015 REVENUE OF $40.8 MILLION

Q1 2015 REVENUE REPRESENTS A 108% INCREASE OVER Q1 2014

MARIETTA, Georgia, April 13, 2015 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare, pre-announced today its record revenue results for the first quarter of 2015.

First Quarter 2015 Revenue Highlights

•	Q1 2015 revenue is 108% increase over Q1 2014

•	Q1 revenue in upper end of $40 to $41 million Q1 2015 guidance range

•	Q1 is the 14th consecutive quarter of meeting or exceeding revenue guidance

The Company recorded record revenue for the quarter ended March 31, 2015 of $40.8 million, a $21.2 million or 108% increase over first quarter of 2014 revenue of $19.6 million.

Parker H. Petit, Chairman and CEO, said, “We are pleased to announce our fourteenth consecutive quarter of meeting or exceeding revenue guidance. We had solid year over year growth from wound care business as well as our surgical, sports medicine and OEM segments. Our expanded focus on surgical applications is generating very positive results and our momentum continues to build in this market opportunity.”

“During the first quarter, our sales team continued to grow our footprint by adding over 300 new customers; however, there were some very difficult weather challenges for a large part of the country. While our planning for the first quarter takes a certain amount of inclement weather into account, this year had more than we planned. This resulted in the cancelation or postponement of treatment procedures in many of the facilities we serve. In addition, the January 1, 2015 pricing changes, reimbursement changes, and new product introductions with EpiFix® caused certain slowing of orders in a similar manner as occurred during the first quarter of 2014. As with last year, we believe those factors will be relegated to the first quarter and should not impact orders in the other quarters of 2015. Had it not been for these factors, we would have nicely exceeded our first quarter guidance range,” added Petit.

2015 Outlook
The Company reiterated its previously communicated guidance for full year 2015 revenue to be in the range of $175.0 million to $190.0 million. The Company plans to issue its second quarter of 2015 revenue guidance when it releases its first quarter of 2015 financial results on April 28, 2015.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 350,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, that the Company’s expanded focus in the surgical, sports medicine and OEM market segments will to continue to build momentum throughout 2015; that the inclement weather, pricing changes, reimbursement changes and new product introduction factors will be relegated to the first quarter and not impact orders in other quarters in 2015; that he Company would have nicely exceeded the first quarter guidance range had it not been for these factors; and the Company’s financial expectations for 2015 revenue. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s expanded focus in the surgical, sports medicine and OEM market segments will not result in continued growth; that the inclement weather, pricing changes, reimbursement changes and new product introduction factors will not be relegated to the first quarter and will impact orders in other quarters in 2015; that the new customers gained during the first quarter will not contribute to increased revenue; and that the Company will be unable to deliver its financial expectations for 2015 revenue, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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